SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

MEDCATH CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement)

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MEDCATH CORPORATION

10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 1, 2005

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of MedCath Corporation (the “Company”) to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina, on March 1, 2005, 10:00 a.m., Eastern Standard Time, to consider and act upon each of the following matters:

1. To elect three individuals to the board of directors to serve for a three-year term as Class I directors;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending September 30, 2005; and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

      These items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on January 21, 2005, the record date, are entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements of the meeting. A list of those stockholders will be available for inspection at the Company’s executive offices during ordinary business hours for the ten-day period prior to the annual meeting.

By Order of the Board of Directors

JAMES E. HARRIS
Secretary

Charlotte, North Carolina

January 28, 2005

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares. No postage need be affixed if the proxy card is mailed in the United States.

MEDCATH CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on March 1, 2005

GENERAL

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MedCath Corporation (“MedCath” or the “Company”) for use at the annual meeting of stockholders to be held at the Company’s executive offices, 10720 Sikes Place, Suite 300, Charlotte, North Carolina on Tuesday, March 1, 2005, at 10:00 a.m. Eastern Standard Time and at any adjournments or postponements of the meeting.

      The Company’s Annual Report on Form 10-K containing its consolidated financial statements for the fiscal year ended September 30, 2004 is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying appointment of proxy will be mailed to stockholders on or about January 28, 2005.

Proxy Procedures

      All proxies will be voted in accordance with the stockholder’s instructions, and if no choice is specified, the enclosed appointment of proxy (or any signed and dated copy thereof) will be voted in favor of the director nominees and other matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any appointment of proxy may be revoked by a stockholder at any time before its exercise by: (i) delivering written revocation or a later dated proxy to the secretary of the Company; or (ii) attending the annual meeting and voting in person.

      The board of directors is not aware of any other matter to be presented at the annual meeting. If any other matter upon which a vote may properly be taken should be presented at the annual meeting, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

Record Date

      Only stockholders of record as of the close of business on January 21, 2005, the record date fixed by the board of directors, will be entitled to vote at the annual meeting and at any adjournments or postponements of the meeting. As of January 21, 2005, there were an aggregate of 18,172,461 shares of common stock, par value $.01 per share, outstanding and entitled to vote. Each share is entitled to one vote.

Voting Procedures

      Quorum Requirements. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker-nonvotes are counted as present for purposes of determining the presence or absence of a quorum for the annual meeting.

      Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. The three nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the annual meeting will be elected for a three-year term. Shares represented by proxies received by the board of directors and not so marked to withhold authority to vote for the nominee will be voted for the election of the nominee. If a stockholder properly withholds authority to vote for the nominee, the stockholder’s shares will not be counted toward the nominee’s achievement of a plurality.

      Ratification of Independent Accountants. The affirmative vote of the majority of shares present, in person or represented by proxy, and voting at the annual meeting is required for ratification of the appointment of the independent accountants for the fiscal year ending September 30, 2005. Abstentions and broker nonvotes are not considered to have been voted for this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

      Other Matters. If any other matter not discussed in this proxy statement should be presented at the annual meeting upon which a vote may be properly taken, shares represented by all proxies received by the board of directors will be voted on that matter in accordance with the judgment of the persons named as attorneys in the appointment of proxy.

ELECTION OF DIRECTORS

      Pursuant to the Company’s certificate of incorporation, the board of directors is divided into three classes, with three directors currently serving in Class I, two directors currently serving in Class II and four directors currently serving in Class III. Each director serves for a three-year term, with one class of directors being elected at each annual meeting. The terms of the Class I directors will expire at this annual meeting. All directors will hold office until their successors have been duly elected and qualified.

      Robert S. McCoy, Jr., John B. McKinnon and Galen Powers are nominees for re-election as Class I directors. Shares represented by all proxies received by the board of directors and not marked to withhold authority to vote for these nominees will be voted for their election. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person nominated by the board of directors, or for fixing the number of directors at a lesser number.

      The following table provides information about each director.

			Term
Name	Age	Class	Expires	Business Experience

Adam H. Clammer(1)(2)	34	III	2007	Mr. Clammer has been a director since 2002. Mr. Clammer is a director with Kohlberg Kravis Roberts & Co., L.P. Prior to joining Kohlberg Kravis Roberts & Co. in 1995, Mr. Clammer was with Morgan Stanley & Co. in its mergers and acquisitions department. He also serves as a director of Alliance Imaging, Zhone Technologies and a number of private companies.
Edward A. Gilhuly(3)	45	III	2007	Mr. Gilhuly has been a director since August 1998. He has been an executive of Kohlberg Kravis Roberts & Co., L.P. since 1986 and a general partner since January 1995, before becoming a member of the limited liability company which serves as the general partner of Kohlberg Kravis Roberts & Co., L.P., in January 1996. Mr. Gilhuly is managing director of Kohlberg Kravis Roberts & Co. Ltd., the London-based affiliate of Kohlberg Kravis Roberts & Co., L.P. He also serves as a director of Rockwood Specialties Group, Inc., Legrand SA, A.T.U. Auto-Teile-Unger Holding AG, Demag Holding SARL, Lumina Parent/FIMEP, MTU Aero Engines GmbH, Tenovis Germany GmbH and Wincor Nixdorf AG.
Paul B. Queally(3)(2)	40	III	2007	Mr. Queally has been a director since August 1998. He has been a general partner at Welsh, Carson, Anderson & Stowe since January 1996. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Queally was a general partner of the Sprout Group, the private equity group of Credit Suisse First Boston. He also serves as a director of AmeriPath, Inc., Concentra Inc., United Surgical Partners International, Inc. and a number of private companies.
Jacque J. Sokolov, MD	50	III	2007	Dr. Sokolov has served as a director since March 2004. For the last five years, Dr. Sokolov has served as the Chairman and Senior Partner of Sokolov, Sokolov, Burgess, a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as Chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997. Dr. Sokolov also serves as a director of Hospira, Inc.

			Term
Name	Age	Class	Expires	Business Experience

John T. Casey	59	II	2006	Mr. Casey has been a director since May 2000, and was elected chief executive officer in September 2003. In August 2004, Mr. Casey was named Chairman of the Board of Directors. From 1997 to 1999, he served as chairman and chief executive officer of Physician Reliance Network, Inc., an oncology practice management company that subsequently merged with US Oncology, Inc. From 1995 to 1997, Mr. Casey was the chief executive officer of Intecare, LLC, which developed joint venture partnerships with hospitals and integrated healthcare systems. From 1991 to 1995, he served as president and chief operating officer of American Medical International, which merged with National Medical Enterprises in 1995 to form Tenet Healthcare Corporation, where Mr. Casey served as vice-chairman.
Ruth G. Shaw(1)	56	II	2006	Ms. Shaw has been a director since January 2003. She is president and CEO of Duke Power Company, a public utility that is one of the principal subsidiaries of Duke Energy Corporation. From 1997 to January 2003, she served as executive vice president and chief administrative officer of Duke Energy Corporation. Ms. Shaw also serves as a director of Wachovia Corporation and a number of non-profit entities.
Robert S. McCoy, Jr.(2)(4)	66	I	2005	Mr. McCoy has served as a director since October 2003. Prior to his retirement in August 2003, he served as vice chairman of Wachovia Corporation (“Wachovia”) and co-chaired the effort to integrate Wachovia and First Union Corporation after their merger in September 2001. Prior to the merger, he served as vice chairman and chief financial officer of Wachovia. Mr. McCoy had been with Wachovia since its 1991 acquisition of South Carolina National Corporation, where he served as president. Prior to that, he was a partner with Price Waterhouse (now PricewaterhouseCoopers). Mr. McCoy also serves as a director of Krispy Kreme Doughnuts, Inc.
John B. McKinnon(3)(4)	70	I	2005	Mr. McKinnon has been a director since March 2001. He also served as a director from 1996 until 1998. From 1989 until his retirement in 1995, Mr. McKinnon served as the dean of the Babcock Graduate School of Management at Wake Forest University. From 1986 to 1988, he served as president of Sara Lee Corporation. Mr. McKinnon also serves as a director of Ruby Tuesday, Inc. and a number of private companies.

			Term
Name	Age	Class	Expires	Business Experience

Galen D. Powers(1)(4)	68	I	2005	Mr. Powers has been a director since October 1998. He is the senior founder and served as president of Powers, Pyles, Sutter & Verville P.C., a Washington, D.C. law firm specializing in healthcare and hospital law, from 1983 to 2001. Mr. Powers was the first chief counsel of the federal Health Care Financing Administration (now Centers for Medicare and Medicaid Services) and has served as a director and the president of the American Health Lawyers Association. He serves as a director and chairman of the compliance committee of HMS Holdings, Inc. and as a director of a number of private companies in the healthcare industry.

(1)	Indicates a member of the compliance committee.

(2)	Indicates a member of the nominating committee.

(3)	Indicates a member of the compensation committee.

(4)	Indicates a member of the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of January 21, 2005 for:

•	each person who is known to be the beneficial owner of more than five percent of the outstanding shares of MedCath’s common stock,

•	each officer of the Company listed on the summary compensation table that appears elsewhere in this proxy statement,

•	each director of the Company, and

•	MedCath’s current executive officers and directors as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of January 21, 2005 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

		Percentage of
		Common
	Number of Shares	Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

Edward A. Gilhuly(2)	5,590,022	30.8
MedCath 1998 LLC(2)	5,568,522	30.6
Paul B. Queally(3)	5,097,314	28.1
Welsh, Carson, Anderson & Stowe VII, L.P.(3)	5,071,867	27.9
David Nierenberg, The D3 Funds(4)	1,357,253	7.5
Wellington Management Company, LLP(5)	958,525	5.2
Stephen R. Puckett(6)	944,546	5.2
John T. Casey	197,000	*
James E. Harris	139,000	*
Thomas K. Hearn, III	78,248	*
Charles R. Slaton	71,050	*
WCAS Healthcare Partners, LP	52,632	*
John B. McKinnon	57,500	*
Joan McCanless	48,833	*
Galen D. Powers	21,500	*
Adam H. Clammer	14,000	*
Ruth G. Shaw	10,500	*
Robert S. McCoy, Jr.	7,000	*
Jacque J. Sokolov, MD	7,000	*
Directors and executive officers, as a group (13 persons)	11,338,967	60.3

*	Indicates less than one percent ownership.

(1)	The following shares of common stock subject to options currently exercisable or exercisable within 60 days of January 21, 2005 are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person: Edward A. Gilhuly, 21,500; Paul B. Queally, 21,500; James E. Harris, 139,000; Thomas K. Hearn, III, 73,948; John B. McKinnon, 17,500; John T. Casey, 170,000; Charles R. Slaton, 71,050, Joan McCanless, 48,833; Galen D. Powers, 21,500; Adam H. Clammer, 14,000; Ruth G. Shaw, 10,500; Robert S. McCoy, Jr., 7,000, Jacque J. Sokolov, MD 7,000 and Stephen R. Puckett 267,500.

(2)	MedCath 1998 LLC is a limited liability company of which KKR 1996 Fund, L.P. is the managing member. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund, L.P. Mr. Gilhuly, a director of MedCath, and Henry R. Kravis, George R. Roberts, Perry Golkin, Paul E. Raether, Michael W. Michelson, James H. Greene, Scott M. Stuart, Todd Fisher, Johannes Huth and Alexander Navab are the members of KKR 1996 GP LLC. Messrs. Kravis and Roberts constitute the management committee of KKR 1996 GP LLC. Each of the individuals who are the members of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. The address of each such entity and person is c/o Kohlberg Kravis Roberts & Co., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(3)	Mr. Queally is the general partner of the sole general partner of Welsh, Carson, Anderson & Stowe VII, L.P. and may be deemed to beneficially own all of the shares of common stock owned by that entity. Their address is 320 Park Avenue, Suite 2500, New York, NY 10022-6815.

(4)	The address of this stockholder is 19605 N.E. 8th Street, Camas, Washington 98607. The Schedule 13D/ A filed by this stockholder on November 17, 2004 indicates that David Nierenberg is the president of the entity that serves as the general partner of The D3 Family Fund, L.P., The D3 Family Retirement Fund, L.P., The D3 Children’s Fund, L.P., The D3 Offshore Fund, L.P. and The D3 Family Bulldog Fund, L.P., which have sole voting and dispositive power over 811,400 shares, 253,150 shares, 56,314 shares, 146,089 shares and 90,300 shares, respectively.

(5)	The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The Schedule 13F filed by this stockholder on November 12, 2004 indicates that this stockholder, in its capacity as investment adviser, may be deemed to have sole power to vote 673,525 shares and shared dispositive power with respect to 958,525 shares.

(6)	Includes 450,650 shares held by two limited partnerships controlled by Mr. Puckett, which may be deemed to be beneficially owned by Mr. Puckett. Mr. Puckett’s address is 8333 Providence Road, Charlotte, North Carolina 28277.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the annual and long-term compensation for each of the past three fiscal years of (i) the Company’s chairman and chief executive officer and (ii) the Company’s other four most highly compensated executive officers incumbent at September 30, 2004 (collectively, the “Named Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards

	Annual Compensation			Securities
				Underlying	All Other
	Fiscal	Salary	Bonus	Options Granted	Compensation
Name and Principal Position	Year	($)	($)	(#)	($)

John T. Casey	2004	550,000	285,000	360,000	25,216	(1)
Chairman of the Board of Director	2003	42,610	50,000	363,500	15,817
and Chief Executive Officer	2002	—	—	3,500	21,000

Charles R. Slaton	2004	400,000	210,000	162,500	112,696	(2)
President and Chief Operating	2003	30,989	—	162,500	346
Officer	2002	—	—	—	—

James E. Harris	2004	342,154	176,000	120,000	3,835	(3)
Executive Vice President and Chief	2003	301,225	60,000	30,000	3,358
Financial Officer	2002	295,882	216,000	—	3,000

Thomas K. Hearn, III	2004	244,862	118,450	66,240	2,460	(4)
President, Diagnostic Division	2003	230,000	45,000	11,000	3,000
and Chief Development Officer	2002	206,000	103,000	—	3,473

Joan McCanless	2004	200,000	100,000	40,000	2,974	(4)
Senior Vice President Risk	2003	192,500	40,000	15,000	3,101
Management and Decision Support/	2002	181,058	87,500	—	2,784
Corporate Compliance Officer

(1)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $5,729 and $1,269, respectively, as well as $15,950 in commuting allowances and $2,268 in relocation payments.

(2)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $3,075 and $1,923, respectively, as well as $107,698 in relocation payments.

(3)	Amount comprised of matching contributions to the Company’s 401(k) and restoration plans of $2,543 and $1,292, respectively.

(4)	Amount solely comprised of matching contributions to the Company’s 401(K) plan.

Option Grants in Last Fiscal Year

      The following table sets forth grants of stock options granted during the fiscal year ended September 30, 2004 to the Named Officers.

Option Grants in Last Fiscal Year

	Individual Grants

	Number of	Percent of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price		Present
	Granted (#)	Fiscal Year	($/Sh)	Expiration Date	Value ($)(1)

Current Executives:
John T. Casey	360,000	33.3	9.95/10.58	12-12-13/1-7-14	2,160,000
Charles R. Slaton	162,500	15.0	9.95/10.58	12-12-13/1-7-14	975,315
James E. Harris	120,000	11.1	9.95/10.58	12-12-13/1-7-14	720,360
Joan McCanless	40,000	3.7	9.95/10.58	12-12-13/1-7-14	240,360
Thomas K. Hearn, III	66,240	6.1	9.95/10.58	12-12-13/1-7-14	397,6850

(1)	The grant date present value of this option grant was determined using the Black-Scholes option-pricing model, assuming an expected life of eight years, risk-free interest rate of 3.93-4.25%, and expected volatility of 50%.

Option Exercises and Fiscal Year-End Values

      The following table sets forth information with respect to options to purchase the Company’s common stock granted to the Named Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 2004; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at September 30, 2004; and (iv) the value of such unexercised options at September 30, 2004.

Aggregated Option Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

			Number of Securities Underlying	Value of Unexercised
			Unexercised Options at	In-the-Money Options at
	Shares Acquired	Value	September 30, 2004 (#)	September 30, 2004 ($)(1)
Name	On Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

John T. Casey	—	—	84,500/648,000	482,275/3,922,740
Charles R. Slaton	—	—	32,500/292,500	210,600/1,770,130
James E. Harris	—	—	107,500/192,500	37,650/797,820
Thomas K. Hearn, III	—	—	57,950/102,090	13,805/419,383
Joan McCanless	—	—	33,750/71,250	18,825/284,345

(1)	The dollar value of unexpired, in-the-money options represents the difference between the closing stock price of $15.82 per share at September 30, 2004 and the exercise prices of the options.

      The following table provides information regarding the Company’s equity compensation plans as of September 30, 2004.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Securities
	Options, Warrants,	Options, Warrants,	Reflected in the
Plan Category	and Rights	and Rights	Initial Column)

Equity compensation plans approved by stockholders*	2,730,493	$13.09	520,943
Equity compensation plans not approved by stockholders	—	—	—

Total	2,730,493	$13.09	520,943

*	These plans consist of the 1998 Stock Option Plan for Key Employees and the 2000 Outside Directors’ Stock Option Plan.

Executive Employment Agreements

      John T. Casey. MedCath entered into an employment agreement with Mr. Casey, chief executive officer, on September 3, 2003. The agreement provides for an initial term of five years and will automatically renew for one additional year unless terminated by either party. Mr. Casey’s employment agreement provides for an initial base salary of $550,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

      In addition to his base salary, Mr. Casey is eligible for an annual cash bonus equal to a percentage of his base salary. The bonus for each fiscal year will be tied to either the Company’s earnings per share as reported in its annual financial statements excluding any extraordinary or nonrecurring items set forth therein (“EPS”) and the annual EPS target for that year, or such other applicable performance targets, as are established by the compensation committee of the board of directors. On or before the beginning of each fiscal year, the compensation committee will establish an EPS target or other applicable performance target for that year. At the end of each fiscal year, Mr. Casey will be paid a target bonus based upon the following formula:

•	if the Company’s actual performance results equal 80% of the target or greater (the “Bonus Growth Percentage”), then Mr. Casey’s target bonus will be the Bonus Growth Percentage multiplied by 50% of his base salary for the fiscal year, subject to a maximum Bonus Growth Percentage of 200%.

•	if the Bonus Growth Percentage is less than 80%, no Bonus will be earned or paid.

      If MedCath terminates Mr. Casey’s employment without “cause” or if Mr. Casey terminates his employment for “good reason,” he will be entitled to receive severance payments equal to two times his annual base salary at the time of termination payable over 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. He is also entitled to continued coverage under MedCath’s medical, disability, and life insurance plans in accordance with the respective terms of those plans at MedCath’s expense until the earlier of two years from the date of termination or until he is covered by comparable benefit plans by another employer. If MedCath terminates Mr. Casey’s employment with “cause” or if he terminates his employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Casey from competing with MedCath, either directly or indirectly, for a period of 1 year following termination of his employment. In addition, he has agreed not to hire or solicit MedCath’s employees during this time.

      Charles R. Slaton. MedCath entered into an employment agreement with Mr. Slaton, president and chief operating officer, on September 3, 2003. The agreement provides for an initial term of five years and will automatically renew for one additional year unless terminated by either party. Mr. Slaton’s employment agreement provides for an initial base salary of $400,000 annually. His base salary will be adjusted annually at the discretion of the board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

      In addition to his base salary, Mr. Slaton is eligible for an annual cash bonus equal to a percentage of his base salary. The bonus for each fiscal year will be tied to either the Company’s earnings per share as reported in its annual financial statements excluding any extraordinary or nonrecurring items set forth therein (“EPS”) and the annual EPS target for that year, or such other applicable performance targets, as are established by the compensation committee of the board of directors. On or before the beginning of each fiscal year, the compensation committee will establish an EPS target or other applicable performance target for that year. At the end of each fiscal year, Mr. Slaton will be paid a target bonus based upon the following formula:

•	if the Company’s actual performance results equal 80% of the target or greater (the “Bonus Growth Percentage”), then Mr. Slaton’s target bonus will be the Bonus Growth Percentage multiplied by 50% of his base salary for the fiscal year, subject to a maximum Bonus Growth Percentage of 200%.

•	if the Bonus Growth Percentage is less than 80%, no Bonus will be earned or paid.

      If MedCath terminates Mr. Slaton’s employment without “cause” or if Mr. Slaton terminates his employment for “good reason,” he will be entitled to receive severance payments equal to two times his annual base salary at the time of termination payable over 12 months and a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. He is also entitled to continued coverage under MedCath’s medical, disability, and life insurance plans in accordance with the respective terms of those plans at MedCath’s expense until the earlier of two years from the date of termination or until he is covered by comparable benefit plans by another employer. If MedCath terminates Mr. Casey’s employment with “cause” or if he terminates his employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This agreement also contains a non-competition provision that prohibits Mr. Casey from competing with MedCath, either directly or indirectly, for a period of 1 year following termination of his employment. In addition, he has agreed not to hire or solicit MedCath’s employees during this time.

      James E. Harris. MedCath entered into an employment agreement with Mr. Harris, executive vice president and chief financial officer, on October 8, 1999. This agreement was amended and restated on May 5, 2004. The agreement provides for an initial term of four years, which automatically renews for one additional year unless terminated by either party. The annual base salary of Mr. Harris is subject to annual adjustment at the discretion of MedCath’s board of directors, but in no event will his base salary be reduced nor be less than the median base salary for a comparable position at corporations of similar size and character as the Company.

      In addition to his base salary, Mr. Harris is eligible for an annual cash bonus equal to a percentage of his base salary. The bonus for each fiscal year will be tied to either the Company’s earnings per share as reported in its annual financial statements excluding any extraordinary or nonrecurring items set forth therein (“EPS”) and the annual EPS target for that year, or such other applicable performance targets, as are established by the compensation committee of the board of directors. On or before the beginning of each fiscal year, the compensation committee will establish an EPS target or other applicable performance target for that year. At the end of each fiscal year, Mr. Harris will be paid a target bonus based upon the following formula:

•	if the Company’s actual performance results equal 80% of the target or greater (the “Bonus Growth Percentage”), then Mr. Harris’ target bonus will be the Bonus Growth Percentage multiplied by 50% of his base salary for the fiscal year, subject to a maximum Bonus Growth Percentage of 120%.

•	if the Bonus Growth Percentage is less than 80%, no Bonus will be earned or paid.

      If MedCath terminates Mr. Harris’ employment without “cause” or if he terminates his employment for “good reason,” he is entitled to receive one times his annual base salary at the time of termination payable over 12 months, except in the case of a termination in connection with a “change of control” which entitles him to payment of two times his annual base salary payable over the same period, a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. He is also entitled to continued coverage under MedCath’s medical, disability and life insurance plans in accordance with the respective terms of those plans at MedCath’s expense until the earlier of 12 months or until he is covered by comparable benefit plans by another employer. If MedCath terminates Mr. Harris’ employment with cause or if he terminates employment without “good reason,” he is only entitled to a lump sum cash payment for any accrued but not yet paid vacation, compensation and expense reimbursements. This Agreement also contains a non-competition provision that prohibits Mr. Harris from competing with MedCath, either directly or indirectly, for a period of 2 years following termination of his employment. In addition, he has agreed not to hire or solicit MedCath’s employees during this time.

      Thomas K. Hearn, III. MedCath entered into an employment agreement with Mr. Hearn, president of the Company’s diagnostics division and chief development officer, on December 3, 1999 and amended it on December 21, 2001. The agreement provides for an annual base salary that is subject to annual adjustment at the discretion of the Company, and participation in an annual discretionary bonus plan. Mr. Hearn’s agreement also provides for severance arrangements if his employment is terminated without cause. If MedCath terminates Mr. Hearn’s employment without cause, he will be entitled to receive one times his annual base salary at the time of termination payable over 12 months, except in the case of a termination without cause in connection with a “change of control,” which will entitle Mr. Hearn to payment of two times his annual base salary payable over the same period. In either case, he will also receive a lump sum cash payment for any accrued but not yet paid vacation. Mr. Hearn’s severance payments will be discontinued if he secures other substantially full-time employment or earns, on a monthly basis, at least 75% of the amount of his final monthly salary at any time during the 12 month post-termination period. The agreement prohibits Mr. Hearn from competing against MedCath, either directly or indirectly, within 75 miles of a facility that either existed or was being developed during his employment for a period of 18 months following termination of employment. The agreement also prohibits him from hiring or soliciting MedCath’s employees during a period of one year following termination.

      Joan McCanless. MedCath entered into an employment agreement with Ms. McCanless, senior vice president — risk management and decision support and corporate compliance officer, on August 28, 1995. The agreement provides for an annual base salary that is subject to annual adjustment at the discretion of the Company, and participation in an annual discretionary bonus plan. Ms. McCanless’ agreement also provides for severance arrangements if her employment is terminated without cause. If MedCath terminates Ms. McCanless’ employment without cause, she will be entitled to receive her base salary and accrued bonuses on a monthly basis for a six-month period following her termination. Ms. McCanless’ severance payments will be discontinued if she secures other substantially full-time employment or earns, on a monthly basis, at least 75% of the amount of her final monthly salary at any time during the six month post-termination period. The agreement also prohibits Ms. McCanless from competing against MedCath, either directly or indirectly, within 75 miles of a facility where the Company has provided cardiology services during her term of employment or made a written proposal to provide such services as a result of her efforts.

Compensation Committee Report on Executive Compensation

      General. The Company’s executive compensation program is administered by the compensation committee of the board of directors. The compensation committee has structured the Company’s compensation program with a view toward ensuring the financial strength of the Company, encouraging high levels of growth, and maximizing long-term stockholder value. The goal of the compensation committee is to establish compensation levels that will enable the Company to attract, motivate, reward, and retain qualified executives. The program is designed to focus and direct the energies and efforts of key executives toward achieving specific Company, divisional, and strategic objectives. The program has three principal components: base salary, discretionary cash bonuses, and long-term incentive compensation paid in the form of stock options. In addition, executive officers may elect to participate in the Company’s tax-deferred savings plan and other benefit plans generally available to all employees.

      Base Salary. Each of the Company’s executive officers, including the chief executive officer, receives a base salary that is adjusted annually to reflect changes in market conditions, the Company’s performance and individual responsibilities. The initial base salaries for executive officers, including the chief executive officer, were fixed pursuant to written employment agreements. Annual adjustments in the base salaries of all executive officers other than the chief executive officer are determined by the compensation committee through a subjective review of the officer’s performance by the chief executive officer and compensation committee members, 80% of which is based upon the attainment of financial objectives and 20% of which is based upon the attainment of operational objectives. Fiscal 2004 base salary levels for all executive officers other than the chief executive officer were established by the compensation committee based upon the above criteria.

      Cash Bonus Awards. To reward superior performance and contributions made by key executives, the Company awards discretionary cash bonuses annually based on the achievement of specific financial and operational goals. The financial and operational goals for each individual officer are derived from those established by the compensation committee for the chief executive officer. The relevant goals and the weight assigned to each goal are tailored to each executive officer based upon his or her area of responsibility. For fiscal 2004, the Company’s executive officers, other than the chief executive officer, who were incumbent at September 30, 2004 received discretionary cash bonuses ranging from 50% to 55% of their base salaries. The maximum amount of discretionary cash bonus for each executive officer is determined at the beginning of each fiscal year and is expressed as a percentage of annual base salary. The board of directors communicates the incentive compensation goals and objectives to the officers of the company each year. Individual cash incentive awards are determined at the end of the fiscal year based upon achievement of the specified financial and operational goals.

      Stock Option Awards. Pursuant to the Company’s 1998 Stock Option Plan, the Company may award its executive officers and key employees incentive stock options and nonqualified stock options. Grants under this plan typically are made to cover a five-year period. Under the plan, the compensation committee may grant option awards and determine the exercise period, exercise price, and such other conditions and restrictions as it deems appropriate for each grant. Awards made to executive officers in fiscal 2004 were based upon a subjective evaluation of each officer’s performance.

      Chief Executive Officer Compensation. Mr. Casey’s base compensation of $550,000 was determined pursuant to the terms of his employment agreement with the Company. The grant to Mr. Casey of options to purchase 360,000 shares of common stock in December 2003 was based a subjective review of his performance by the compensation committee. Mr. Casey’s annual cash bonus was determined pursuant to the formula provided by his employment agreement. See “Executive Employment Agreements — John T. Casey.”

      Deductibility of Certain Executive Compensation. Under federal income tax law, a public company may not deduct non-performance based compensation in excess of $1.0 million paid to its chief executive officer or any of its four highest paid other executive officers. No executive officer of the Company received in fiscal 2004 non-performance based compensation in excess of this limit. The compensation committee currently intends to continue to manage MedCath’s executive compensation program in a manner that will maximize federal income tax deductions. However, the compensation committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of the Company.

Respectfully submitted,

Edward A. Gilhuly
Paul B. Queally
John B. McKinnon, Chairman

Compensation Committee Interlocks and Insider Participation

      In fiscal 2004, the compensation committee of the board of directors was composed of Messrs. McKinnon, Gilhuly, and Queally. Messrs. Gilhuly and Queally are neither employees nor officers of the Company. Mr. Gilhuly is an executive and general partner of Kohlberg Kravis Roberts & Co., L.P. (“KKR”). Mr. Queally is a general partner of Welsh, Carson, Anderson & Stowe (“Welsh, Carson”). See “Certain Transactions” for a discussion of transactions and certain business relationships between the Company, KKR, and Welsh, Carson.

STOCK PERFORMANCE GRAPH

      The following graph sets forth the cumulative return on the Company’s stock from July 24, 2001, the date on which the Company’s stock commenced trading on the Nasdaq National Market, through September 30, 2004, as compared to the cumulative return of The Nasdaq Stock Market (U.S. Companies) Index and the cumulative return of the Standard & Poor’s Health Care Facilities Index. The graph assumes that $100 was invested on July 24, 2001 in each of (1) the Company’s common stock, (2) The Nasdaq Stock Market (U.S. Companies) Index and (3) the Standard & Poor’s Health Care Facilities Index and that all dividends were reinvested.

COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN

AMONG MEDCATH CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P HEALTH CARE FACILITIES INDEX

Cumulative Total Return

	7/01	9/01	12/01	3/02	6/02	9/02	12/02	3/03	6/03	9/03	12/03	3/04	6/04	9/04

MedCath Corporation	100.00	64.60	67.12	69.84	68.40	45.20	40.00	20.64	23.80	41.36	41.84	62.04	79.96	63.28
NASDAQ Stock Market (U.S.)	100.00	90.66	80.60	81.42	84.92	79.17	73.72	66.56	81.62	94.06	105.36	111.34	111.74	105.10
S & P Health Care Facilities	100.00	103.74	94.25	105.02	109.52	104.97	68.05	65.75	53.25	62.71	71.70	64.97	67.24	60.41

CORPORATE GOVERNANCE

Meetings and Committees

      The board of directors of the Company held five meetings during the fiscal year ended September 30, 2004. The Company had standing audit, compensation, compliance and nominating committees during fiscal 2004.

      Messrs. Gilhuly, McKinnon, and Queally currently serve as members of the compensation committee. The compensation committee determines the amount and type of compensation paid to senior management, establishes and reviews general policies relating to compensation and benefits of employees, and administers the Company’s stock option plans. The compensation committee held four meetings during fiscal 2004.

      Messrs. McKinnon, McCoy, and Powers currently serve as members of the audit committee. The audit committee oversees the accounting and financial reporting processes of the Company, independent audits of its financial statements, and corporate governance matters. The audit committee held seven meetings during fiscal 2004.

      Messrs. Clammer and Powers, Ms. Shaw, and Dr. Sokolov currently serve as members of the compliance committee. The compliance committee oversees the implementation of the Company’s compliance program, which seeks to ensure that the Company’s operations at all levels are conducted in compliance with applicable federal and state laws regarding both public and private healthcare programs. The compliance committee held five meetings during fiscal 2004.

      Messers. Clammer, McCoy, and Queally currently serve as members of the nominating committee. The nominating committee did not meet during fiscal 2004. The nominating committee considers nominations submitted by stockholders who comply with the notice procedures provided under the Company’s bylaws. Nominations may be made by any stockholder who is entitled to vote for the election of the director so nominated. To be considered by the committee, nominations must be received in writing by the secretary of the Company (i) in the case of an annual meeting, not less than 45 days or more than 75 days prior to the first anniversary of the preceding year’s annual meeting, and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the later of 90 days prior to the annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. The notice must include all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under regulations promulgated by the Securities and Exchange Commission (the “SEC”). The notice also must include (A) the name and address, as they appear on the records of the Company, of the stockholder of record and the name and address of the beneficial owner, if different, on whose behalf the nomination is made and (B) the class and number of shares of the Company which are beneficially owned and owned of record by the stockholder of record and such beneficial owner. The nominating committee’s charter was filed as Appendix B to the proxy statement for the Company’s 2004 annual meeting.

Compensation of Directors

      Directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors and for meetings of any committees of the board of directors on which they serve. Non-employee directors receive a quarterly retainer of $5,000, a fee of $1,000 per regularly scheduled meeting attended and $500 per informal meetings held via teleconference. Non-employee directors also receive a fee of $1,000 per committee meeting attended. The chairman of each committee other than the audit committee receives an additional fee of $500 per committee meeting attended. The audit committee chairman receives an additional fee of $1,000 per committee meeting and an additional retainer of $10,000.

      Directors who are not executive officers of the Company are granted options under the Company’s Outside Directors’ Stock Option Plan to purchase 3,500 shares of the Company’s common stock upon becoming a director and as of the first day of each fiscal year, if the director was re-elected as a director or was continuing as a director as of the adjournment of the immediately preceding annual stockholders meeting. These options have an exercise price equal to the fair market value of the Company’s common stock at the date of grant, are exercisable immediately, and expire ten years from the date of grant.

      The following table sets forth the options granted to directors under the Outside Directors’ Stock Option Plan during the fiscal year ended September 30, 2004.

		No. of	Exercise
Name	Grant Date	Options	Price

Adam H. Clammer	10/1/03	3,500	$10.55
Edward A. Gilhuly	10/1/03	3,500	$10.55
Robert S. McCoy, Jr.	10/17/03	3,500	$11.01
John B. McKinnon	10/1/03	3,500	$10.55
Galen D. Powers	10/1/03	3,500	$10.55
Paul B. Queally	10/1/03	3,500	$10.55
Ruth G. Shaw	10/1/03	3,500	$10.55
Jacque J. Sokolov, MD	3/15/04	3,500	$15.56

Independent Directors

      The board of directors has determined that the following directors are free from any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and, accordingly, are “independent” as such term is defined by the listing standards of the Nasdaq National Market:

Adam H. Clammer
Edward A. Gilhuly
Robert S. McCoy, Jr.
John B. McKinnon
Galen D. Powers
Paul B. Queally
Ruth G. Shaw

Code of Ethics for Directors and Financial Professionals

      In December 2003, the board of directors adopted a Code of Ethics for Directors and Financial Professionals (the “Code”) that meets the criteria for a code of ethics established by regulations promulgated by the SEC. The Code applies to each of MedCath’s directors and to its chairman, chief executive officer, chief operating officer, chief financial officer, chief accounting officer, treasurer, hospital chief financial officers, and any other employee designated by the chief financial officer who has significant responsibility for preparing or overseeing the preparation of MedCath’s financial statements and the other financial data included in MedCath’s periodic reports to the SEC and in other public communications made by MedCath. The Company will provide a copy of the Code upon request to any person without charge. Such requests should be submitted in writing to the Secretary of the Company.

Stockholder Communications and Annual Stockholder Meetings

      Stockholders who wish to communicate with directors may do so via the Internet by going to www.medcath.com, clicking on “Investor Relations,” then “Contact and Info Request,” and then the electronic mail address “IR@medcath.com.” Alternatively, stockholders may mail their communications to the attention of “Investor Relations” at the Company’s executive offices. All correspondence to directors received electronically or otherwise will be forwarded by the Company’s investor relations department to individual directors per the stockholder’s instructions or, absent instructions, to the chairman of the board.

      One director attended the 2004 annual meeting of stockholders. The board of directors has not adopted a formal policy regarding director attendance at annual meetings.

CERTAIN TRANSACTIONS

Stockholders’ Agreements

      The Company has a stockholders’ agreement with the investment partnerships sponsored by Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe, and individuals affiliated with their sponsors which own 31.1% and 31.0%, respectively, of MedCath’s outstanding common stock. The stockholders’ agreement, which governs the voting and certain other rights and obligations of these stockholders, provides that each party to the agreement will be entitled to designate a specified number of persons for election to MedCath’s board of directors and obligates the other parties to the agreement to vote their shares in favor of those designees.

      Under the stockholders’ agreement, the affiliates of Kohlberg Kravis Roberts & Co., L.P. are entitled to designate four directors and the affiliates of Welsh, Carson, Anderson & Stowe are entitled to designate three directors. The number of directors that each of these affiliates is entitled to designate under the stockholders’ agreement decreases as their percentage ownership of MedCath’s common stock decreases. The affiliates of Kohlberg Kravis Roberts & Co., L.P. and of Welsh, Carson, Anderson & Stowe will each be entitled, however, to designate at least one director so long as they own 5% or more of MedCath’s common stock on a fully-diluted basis.

      Under the stockholders’ agreement, the following actions also require the separate approval of a majority of the shares held by the affiliates of Kohlberg Kravis Roberts & Co., L.P. and a majority of the shares held by the affiliates of Welsh, Carson, Anderson & Stowe:

•	appointment, dismissal or replacement of MedCath’s chief executive officer,

•	mergers or consolidations with or into another corporation,

•	sales, transfers or disposals of all or substantially all of MedCath’s assets, and

•	acquiring, purchasing or investing in any material assets, or disposing of any material assets, other than in the ordinary course of business.

      These separate approval rights terminate for each of these groups of stockholders when the group’s ownership of MedCath’s common stock is less than 20% on a fully-diluted basis.

      The stockholders’ agreement also contains certain restrictions on competition and the transfer of each group’s respective shares. Among these restrictions is a requirement that each of the parties to the stockholders’ agreement give the Company prior written notice of a proposed sale or other transfer of their shares, except for transfers to affiliates, distributions by a partnership to its partners, transfers to spouses or lineal descendants or transfers in connection with a public offering. Upon receipt of notice of proposed sale, MedCath is obligated to notify the other parties to the stockholders’ agreement, each of whom has the right to sell a pro rata portion of its shares to the potential purchaser. These rights apply so long as the stockholders’ agreement is in effect.

      MedCath also has a registration rights agreement with affiliates of Kohlberg Kravis Roberts & Co., L.P. and Welsh, Carson, Anderson & Stowe that gives each of them the right to require MedCath on multiple occasions to register their shares of common stock under the Securities Act of 1933, subject to certain exceptions stated in the registration rights agreement.

Director Consulting Agreement

      Jacque J. Sokolov, M.D. was elected to MedCath’s board of directors in March 2004. Dr. Sokolov is chairman and senior partner of Sokolov, Sokolov and Burgess (“SSB”), a national health-care management consulting, development, and investment firm. In October 2003, SSB was engaged to provide strategic planning and operational consulting services to MedCath. This engagement was renewed and extended to include one of MedCath’s hospital subsidiaries in February 2004. During fiscal 2004, MedCath and this subsidiary paid an aggregate of $171,064 in consulting fees to SSB and reimbursed SSB for

$22,990 in direct expenses associated with the engagement. These fees were billed on either a per session or standard hourly rate basis. As a non-employee director, Dr. Sokolov receives annual and per meeting compensation from MedCath. See “Corporate Governance — Compensation of Directors.”

ACCOUNTING AND AUDIT MATTERS

Ratification of Appointment of Independent Accountants

      The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as the Company’s independent auditors for the fiscal year ending September 30, 2005. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

      Approval by the stockholders of the selection of independent auditors is not required, but the audit committee believes that it is desirable to submit this matter to the stockholders. If holders of a majority of the common stock present and entitled to vote on the matter do not approve the selection of Deloitte & Touche LLP at the meeting, the audit committee will investigate the reason for the rejection and reconsider the appointment.

Fees and Services

      For the fiscal years ended September 30, 2003 and 2004, fees billed for services provided by Deloitte & Touche LLP were as follows:

	2003	2004

Audit Fees
Recurring audit and quarterly reviews	$766,110	$924,100
Comfort letter and related services	12,135	127,200
Audit-Related Fees(1)	47,485	22,700
Tax Fees(2)	100,004	80,375
All Other Fees	—	—

Total	$925,734	$1,154,375

(1)	Fees billed for consultations concerning financial accounting standards applicable to consolidation of partially-owned subsidiaries and stock options and internal control review.

(2)	Fees billed for tax compliance services.

      The audit committee of the board of directors is responsible for approving all audit and non-audit services provided by the Company’s independent accountants, and approved all of the services provided by Deloitte & Touche LLP in fiscal 2003 and 2004. The chairman of the audit committee may approve non-audit engagements that arise between committee meetings, provided that any such decision is presented to the full committee for ratification at its next scheduled meeting.

Audit Committee Financial Expert

      The board of directors has determined Robert S. McCoy, Jr. to be an “audit committee financial expert” as defined by regulations promulgated by the SEC.

Audit Committee Report

      The following is the report of the audit committee of the board of directors with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2004.

      The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s board of directors, a copy of which was attached as Appendix A to the proxy statement for the 2004 annual meeting. Each of the members of the audit committee qualifies as an “independent” director under the applicable listing standards of the Nasdaq National Market and regulations promulgated by SEC.

      The audit committee has reviewed and discussed the Company’s audited financial statements with management.

      The audit committee has also discussed with Deloitte & Touche LLP, the Company’s independent accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the annual audit of the Company’s financial statements. The audit committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relate to their independence from the Company and has discussed these matters with representatives of Deloitte & Touche LLP.

      Based upon the review and discussions referred to above, the audit committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Respectfully submitted,

John B. McKinnon
Galen D. Powers
Robert S. McCoy, Chairman

OTHER MATTERS

Stockholder Proposals

      Proposals of stockholders intended to be presented at the Company’s 2006 annual meeting and included in the Company’s proxy materials relating to the meeting must be received by the Company at its principal executive offices no later than the close of business on September 29, 2005 (the 120th day prior to the first anniversary of the date of this proxy statement) nor earlier than the close of business on August 30, 2005 (the 150th day prior to the first anniversary of the date of this proxy statement). Proposals of stockholders intended to be presented at the 2006 annual meeting that the Company may not be required to include in its proxy materials relating to the meeting, must be received no earlier than December 16, 2005 and no later than January 16, 2006.

Expenses and Solicitation

      The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, and mailing of the proxy statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or facsimile following the original solicitation.

Section 16(a) Beneficial Ownership Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers, and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended September 30, 2004, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended September 30, 2004.

MEDCATH CORPORATION

Annual Meeting of Stockholders to be held on March 1, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoints John T. Casey, James E. Harris, and Philip D. Song and each of them, with full power of substitution, as proxies to represent and vote all shares of the common stock of MedCath Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on March 1, 2005, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated January 28, 2005, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors recommends a vote FOR the election of each nominee and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants.

☒ Please mark votes as in this example.

     This appointment of proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of each nominee in Proposal 1 and FOR Proposal 2.

1.	To elect three individuals to the board of directors to serve for a three-year term as Class I director:

NOMINEES:	Robert S. McCoy, Jr.	☐ FOR	☐ WITHHOLD
	John B. McKinnon	☐ FOR	☐ WITHHOLD
	Galen D. Powers	☐ FOR	☐ WITHHOLD

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending September 30, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

SEE REVERSE SIDE

(Continued from other side)

     Please sign exactly as your name appears below. Joint owners must both sign. An attorney, executor, administrator, trustee, or guardian must give full title as such. A corporation or partnership must sign its full name by an authorized person.

Date:	,	2005

Signature of Stockholder

Signature if held jointly

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

I/We will attend the meeting.	☐ YES	☐ NO

A-2